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                                  EXHIBIT 5.1

                      OPINION OF MORRISON & FOERSTER, LLP


                                February 5, 1998


Atrix Laboratories, Inc.
2579 Midpoint Drive
Fort Collins, Colorado 80525

Ladies and Gentlemen:

        We have acted as your counsel in connection with the filing of the Atrix Laboratories, Inc. Registration Statement on Form S-3 (the "Registration Statement") and related prospectus (the "Prospectus") under the Securities Act of 1933, as amended (the "Act"), covering the resale of $50,000,000 in aggregate principal amount of 7% Convertible Subordinated Notes due 2004 (the "Notes") and the shares of common stock, par value $.001 per share (the "Shares") of the Company issuable upon conversion of the Notes. The Notes were issued under the Indenture dated as of November 15, 1997, (the "Indenture") between the Company and State Street Bank and Trust of California, N.A., as trustee.

        In connection therewith, we have reviewed such Registration Statement, certain of your corporate records and proceedings taken in connection with the authorization and issuance of the Notes and the authorization and issuance of the Shares upon conversion of the Notes, and such other factual and legal matters as we have considered necessary for purposes of this opinion.

        Based on and subject to the foregoing, we are of the opinion that:

1. The execution and delivery of the Indenture has been duly authorized by the Company and the Indenture constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2. The Notes have been duly authorized and constitute valid and binding obligations of the Company and are entitled to the benefits of the Indenture, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3. The Shares have been duly and validly authorized and, when issued and delivered in accordance with the terms of the Indenture, will be duly and validly issued, fully paid and non-assessable.





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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to this firm under the heading "Legal Matters" in such Registration Statement.

                                            Very truly yours,

                                            /s/ MORRISON & FOERSTER, LLP

                                            MORRISON & FOERSTER, LLP